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TERMINATION AGREEMENT AND GENERAL RELEASE

RlCHARDSON ELECTRONICS , LTD., whose principal office is located at 40W267 Keslinger Road, P.O. Box 393, LaFox, Illinois 60147-0393 (the "Company"), and Kathleen S. Dvorak, 1032 Oakwood Drive, Westmont, IL 60559 ("Employee") agree that the following sets forth their complete agreement and understanding regarding the termination of the Employee's employment with the Company and release of claims:

I.
The Employee's employment with the Company will terminate effective on a mutually agreed upon date (the "Termination Date"); however, the obligations under this agreement are earned as of May 29, 2015.

2.The parties desire to resolve and settle all possible claims the Employee may have against or with respect to the Company, including, but not limited to, those regarding or related in any way to Employee's employment with the Company or Employee's termination.

3.In exchange for the promises of Employee in this Termination Agreement and General Release ("Agreement"), Employee shall be entitled to receive the compensation, payments and benefits (herein called "Payment") described in this agreement. The consideration due to the Employee in this Agreement is $419,335 plus her incentive of $209,767. In addition, the Employee is entitled to reimbursement for outplacement services in an amount not to exceed $27,500 provided that such outplacement services will be provided for no more than a six month period commencing on the date of termination of employment.

4.Regardless of whether Employee executes this Agreement, the Company will: (a) pay Employee for any earned but unpaid salary and incentive through the Separation Date, and for any earned and unused vacation as of the Separation Date, as determined by the Company in a manner consistent with its customary practices, policy, and in accordance with applicable law, in each case less any required or authorized withholding and deductions, on or before the next regularly scheduled Company payroll date following the Termination Date or as required by applicable law;and (b) reimburse Employee for any appropriate unreimbursed business expenses existing as of the Tem1ination Date subject to and in accordance with Section 4 below with any applicable Company policies and practices . Employee 's rights (if any) under any applicable pension and welfare benefit plans of the Company or any of its affiliates based on his participation as an employee prior to the Separation Date (but expressly excluding any past, present or future incentive or severance plans, all of which Employee does not and shall not participate in) shall be determined in accordance with the terms and conditions of those plans, which plans, terms and conditions the Company (and, as applicable, its affiliates) may amend, modify, suspend or terminate at any time for any or no reason in its discretion.

5.	The Company shall be entitled to make such deductions and withholding from amounts paid under paragraph 3 above as required.

6.The Payment from the Company set forth in paragraph 3 above constitutes full settlement of any and all claims that the Employee may have against the Company, its successors, assigns, parents, subsidiaries, divisions, affiliates, and their respective current or former officers, directors, shareholders, employees, agents or representatives, including, but not limited to, any claims that arose in connection with or are related to Employee's employment or the termination thereof.

7.In consideration for the promises made by the Company herein, and in particular the consideration acknowledged in paragraph 3 above, the Employee, on behalf of Employee, Employee's agents, assignees, attorneys, heirs, executors, and administrators (collectively referred to throughout the remainder of this Agreement as "Releasors") knowingly and voluntarily fully releases and forever discharges the Company, and its successors, assigns, parents , subsidiaries, divisions, affiliates, and their respective current and former officers, directors, shareholders, employees, agents and representatives, individually and in their corporate capacities, (collectively referred to throughout the remainder of this Agreement as "Releasees"), of and from any and all liability, civil or criminal claims, demands, actions, causes of action, suits, grievances, debts, sums of money, controversies, agreements, promises, damages, back and front pay, costs, expenses, attorneys' fees, and remedies of any type, by reason of any matter, act or omission, or of any nature or kind whatsoever, known and unknown , asserted and unasserted, foreseeable and unforeseeable, that Releasors or any of them have or may have against Releasees as of the date of execution of this Agreement. Without in any way limiting the generality of the foregoing language, this Agreement and foregoing language includes a release by the Releasors of the Releasees from any and all claims, demands, or causes of action, civil or criminal, arising out of or in any way connected with any occurrences, acts, or omissions, transactions , practices or policies, which were or could have been asserted under any contract agreement, statute or common law and includes a release of any claims under Title VII of the Civil Rights Act of 1964, as amended; The Age Discrimination in Employment Act of 1967, as amended; The Employee Retirement

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Income Security Act of 1974, as amended; The Americans with Disabilities Act of 1990, as amended; and any other federal, state or local statute, law, ordinance, order, rule or regulation regarding employment, wages, discrimination in employment , and the termination of employment, employment contracts, public policy torts, wrongful discharge, retaliatory discharge, long-term disability benefits, short-term disability benefits, health insurance benefits , all other benefit programs to which Employee was entitled as an employee of the Company, or any other matter, including, but not limited to, claims, demands or actions arising out of or in connection with or related to the Employee's employment with the Company or termination thereof, or any claim for costs, fees, or other expenses including attorneys' fees incurred in these matters. This release applies only to claims that arise on or before the date Employee signs this Agreement, and does not include claims, including, but not limited to, claims under The Age Discrimination in Employment Act, that Employee may have that arise after the date Employee signs this Agreement.

It is agreed that the general release set forth in this paragraph 7 above does not modify any vested retirement or welfare benefit rights Employee may have had prior to the date of this Agreement, nor change any applicable employee benefit plan provisions or summary plan descriptions. Information concerning the disposition of the employment benefits to which Employee is entitled is set forth in the letter of concurrent date which is attached hereto.

8. Employee affirms that Employee has not filed, caused to be filed, or presently is a party to any claim, complaint , or action against Releasees in any forum or form. Employee also affirms that, to the best of Employee's knowledge, Employee does not possess a claim, complaint, or action against Releasees. Employee further affirms that Employee has reported all hours worked as of the date of this Agreement , to the extent required under Company policy and has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions , and/or benefits to which Employee may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to Employee, except as provided in this Agreement (including any remaining monies due as set forth in the attached letter). Employee further affirms that Employee has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or related state or local leave or disability laws. Employee further affirms that Employee has not violated any provision in the Company's Code of Conduct; Employee has returned to Company all company property, including all confidential information in whatever format, that was in Employee's possession or control prior to the Termination Date, Employee has not used or disclosed any of Company's confidential information except on behalf of Company in the course of Employee's employment; and Employee has not engaged in any fraud, misconduct or otherwise violated any Company policy during the term of Employee's employment or in connection with the performance of Employee' s duties. If Employee brings or joins in any action against Releasees other than to cooperate with appropriate governmental agencies (as referenced in the last sentence of this Paragraph 8), and to enforce the terms of this Agreement or if Employee misrepresents any of the affirmations contained in this Paragraph 8, the Company's obligation to pay severance shall cease and Company shall be entitled to recover 90% of the entire value of an consideration from Employee that Employee has received and all available remedies at law and in equity, in addition to costs and expenses, including reasonable attorneys' fees. Notwithstanding the foregoing, nothing in this Agreement shall prohibit or interfere with Employee 's right to file a charge, cooperate or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, or other federal state or local agency, and this section does not require employee to assist and cooperate with the Company in any claim, lawsuit or proceeding by Employee against the Company for breach of this Agreement.

9.The existence and execution of this Agreement shall not be considered, and shall not be admissible in any proceeding, as an admission by the Company, or any of its agents or employees, of any liability, error, violation or omission. Employee promises not to state, suggest, indicate, or imply the contrary to anyone, either directly or indirectly, by inference or otherwise, whether through counsel or otherwise.

10.Employee agrees not to disclose any information regarding the existence or substance of this Agreement , except to Employee's spouse, tax adviser, and an attorney with whom Employee may choose to consult regarding Employee's consideration of this Agreement , or unless otherwise required by law. However, to the extent that Employee might disclose this information to these limited categories of individuals, Employee agrees to advise any such individual of the strict confidentiality obligation and that the confidentiality obligation pertains to all persons who have knowledge of or are informed of the terms and conditions of this Agreement. It is understood and agreed that if Employee receives any third-party inquiries about the terms and conditions of this Agreement , Employee may only make a statement to the effect that Employee's separation from the Company has been resolved amicably, and to the satisfaction of both parties, but without revealing the terms or substance of any part of this Agreement.

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11.Employee may revoke this Agreement for a period of seven (7) calendar days following the day Employee executes this Agreement. Any revocation within this period must be submitted, in writing, to the Human Resources Department and state, "I hereby revoke my acceptance of our Termination Agreement and General Release." The revocation must be personally delivered to the Human Resources Department, or mailed to the Human Resources Department and postmarked within seven (7) calendar days of execution of this Agreement. This Agreement shall not become effective or enforceable until five (5) business days after the revocation period has expired without receipt of such a letter from Employee dated and signed and, if relevant, postmarked, during the seven (7) calendar day period after Employee dated and signed this Agreement. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Illinois, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

12.	It is agreed that:

A.This Agreement shall be binding upon the parties hereto, their heirs, legal representatives , successors and assigns and shall inure to their respective benefits.

B.The failure by the Company to insist upon strict compliance by the Employee with respect to any of the terms or conditions hereof or of any other agreement shall not be deemed a waiver or relinquishment of any other terms or conditions nor shall any failure to exercise any right or power hereunder at one or more times be deemed a waiver or relinquishment of such right or power at any other time or times .

C.All notices required to be given hereunder to the Company shall be addressed to its principal executive office at 40W267 Keslinger Road, P.0. Box 393, LaFox, Illinois 60147-0393; Attention : Human Resources Department , by certified or registered mail. All notices required or to be given hereunder to the Employee shall be addressed to the Employee at Employee 's residence as last reflected on the records of the Company , by certified or registered mail. Notice shall be deemed given if delivered in person to the Human Resources Department on behalf of the Company or to the Employee, or if mailed , when deposited in the United States Mail addressed as aforesaid with postage prepaid .

D.This Agreement contains the complete agreement between Employee and the Company regarding the subject matters covered by this Agreement , including but not limited to the termination of Employee 's employment with the Company , and fully supersedes any prior obligation of the Company to Employee. Any obligations Employee may have to the Company under agreements Employee executed, including but not limited to the Code of Conduct and particularly its confidentiality requirements , remain in full force and effect. Employee acknowledges that Employee has not relied on any representations , promises, or agreements of any kind made to Employee in connection with Employee 's decision to accept this Agreement , except for those set forth in this Agreement.

E.This Agreement shall be governed and conformed in accordance with the laws of the State of Illinois without regard to its conflict of laws provisions. In the event either party breaches any provision of this Agreement , Employee and the Company affirm that either may institute an action to specifically enforce any term or terms of this Agreement. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

13.EMPLOYEE IS HEREBY ADVISED THAT EMPLOYEE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS TERMINATION AGREEMENT AND GENERAL RELEASE AND TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS TERMINATION AGREEMENT AND GENERAL RELEASE.

HAVING ELECTED TO EXECUTE THIS TERMINATION AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES AND TO RECEIVE THE CONSIDERATION IN PARAGRAPH "3" ABOVE, EMPLOYEE FREELY AND KNOWINGLY, WITHOUT COERCION, AND AFTER DUE CONSIDERATION, VOLUNTARILY ENTERS INTO THIS TERMINATION AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE OR ANY RELEASOR HAS OR MIGHT HAVE AGAINST RELEASEES AS PROVIDED HEREIN.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and year written below their respective signatures.

EMPLOYEE	RICHARDSON ELECTRONICS, LTD.
/s/Kathleen S. Dvorak	By: /s/ Edward J. Richardson
Kathleen S. Dvorak	Edward J. Richardson

Its: Chief Executive Officer, Chairman of the Board

Dated: May 29, 2015	Dated: May 29, 2015